Maximum Anniversary Value
                               Death Benefit Rider

This rider is made a part of the annuity contract to which it is attached. It changes the contract by adding certain terms and provisions. This rider is subject to all of the provisions in the annuity contract that do not conflict with the provisions of this rider.

If you selected this Death Benefit Rider option at application, it will be indicated under Contract Data.

The "Death Benefit Before the Retirement Date" provision in the PAYMENTS TO BENEFICIARY section of the annuity contract to which this rider is attached is hereby deleted and replaced with the following.

Death Benefit Before the Retirement Date

A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to the retirement date.

As of the date we receive proof of death, we will pay the beneficiary the greatest of the following amounts:

     1.   the contract value as of the date we receive proof of death; or

     2.   the "purchase payment floor ," or

     3. the "maximum anniversary value" immediately preceding the date of death, plus any purchase payments since that anniversary, minus any adjustments for partial withdrawals since that anniversary.

The Purchase Payment Floor

The purchase payment floor is the total purchase payments and any purchase payment credits made to the contract minus adjustments for partial withdrawals.

Adjustments for partial withdrawals are calculated for each partial withdrawal using the following calculation:

         PW x PPF        where:
         --------
            CV

PW = the partial withdrawal including any applicable withdrawal charge.

PPF = total purchase payments and any purchase payment credits made to the contract minus past adjustments for partial withdrawals on the date of (but prior to) the partial withdrawal.

CV = contract value on the date of (but prior to) the partial withdrawal.
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Maximum Anniversary Value (MAV)

There is no MAV prior to the first contract anniversary. We calculate the MAV on each contract anniversary through age 80. On the first contract anniversary, after the effective date of this rider, we set the MAV equal to the greater of your (a) current contract value, or (b) total purchase payments and purchase payment credits minus adjustments for partial withdrawals. Every contract anniversary after that, through age 80, we compare the previous anniversary's MAV (plus any purchase payments and purchase payment credits since that anniversary minus adjustments for partial withdrawals since that anniversary) to the current contract value. We reset the MAV to the higher amount. We stop resetting the MAV after you or the annuitant reach age 81. However, we continue to add any subsequent purchase payments and purchase payment credits and subtract adjustments for partial withdrawals from the MAV.

Adjustments for partial withdrawals are calculated for each partial withdrawal using the following calculation:

         PW x MAV        where:
         -------------
             CV

PW = the partial withdrawal including any applicable withdrawal charge.

MAV = the maximum anniversary value on the date of (but prior to) the partial withdrawal.

CV = the contract value on the date of (but prior to) the partial withdrawal.

The death benefit will be payable in a lump sum on the valuation date we receive due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary. We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our home office.

This rider is effective as of the contract date of this contract unless a different date is shown here or under Contract Data.
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American Centurion Life Assurance Company

/s/ Eric L. Marhoun

Secretary